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                    METRIS COMPANIES INC. AND SUBSIDIARIES
                      COMPUTATION OF EARNINGS PER SHARE
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IN THOUSANDS, EXCEPT PER SHARE AMOUNTS              Year Ended December 31,
                                                 1997       1996         1995
BASIC:

Net income available to common
  stockholders                                  $38,058    $20,016     $ 4,581
                                                -------    -------     -------
                                                -------    -------     -------
Weighted average number of common
  shares outstanding                             19,225     16,572      15,967

Net income per share                              $1.98      $1.21       $0.29

DILUTED:

Net income available to common
  stockholders                                  $38,058    $20,016       4,581
                                                -------    -------     -------
                                                -------    -------     -------
Weighted average number of common
  shares outstanding                             19,225     16,572      15,967

Net effect of assumed exercise of stock
  options based on treasury stock
  method using average market price               1,013        557         402
                                                -------    -------     -------
                                                 20,238     17,129      16,369
                                                -------    -------     -------
                                                -------    -------     -------

Net income per share                              $1.88      $1.17       $0.28

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